EXHIBIT 4.3

INDEVUS PHARMACEUTICALS, INC.

AMENDMENT NO. 5 TO 2004 EQUITY INCENTIVE PLAN

This Amendment No. 5 to the Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan, as amended (the “2004 Plan”) is effective as of April 17, 2007.

Pursuant to the authorization granted by the stockholders and the Board of Directors of Indevus Pharmaceuticals, Inc., the 2004 Plan is hereby amended as follows:

1.	Section 3(a) of the 2004 Plan is hereby amended by deleting the number “6,000,000” and replacing such number with “9,000,000”;

2.	A new section 32 shall be added to the 2004 Plan and shall read as follows:

“32. Miscellaneous

The foregoing Indevus Pharmaceuticals, Inc. 2004 Equity Incentive Plan was duly adopted by the Board of Directors of the Company on the 26th day of January, 2004, amended on October 1, 2005, January 19, 2006, March 7, 2006, February 5, 2007 and April 17, 2007.”; and

3.	Except as expressly amended hereby, the 2004 Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has duly executed this Amendment No. 5 to be effective as the date first above written.

INDEVUS PHARMACEUTICALS, INC.

By:	/s/ Glenn L. Cooper
Name:	Glenn L. Cooper
Title:	Chief Executive Officer and Chairman of the Board